Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Current Report on Form 8-K/A (dated April 10, 2012) of First PacTrust Bancorp, Inc. of our audit report which expresses an unqualified opinion on the consolidated financial statements of Gateway Bancorp and subsidiary as of December 31, 2011 and 2010 and for the years then ended, and to the incorporation by reference of such report in the preliminary and final prospectus supplements to the First PacTrust Bancorp, Inc. registration statement (No. 333-170622) on Form S-3. Such preliminary prospectus supplement is expected to be filed with the Securities and Exchange Commission (the “SEC”) on or about April 10, 2012. The aforementioned audit report (which is dated March 30, 2012) includes an explanatory paragraph relating to uncertainty associated with certain regulatory actions, and appears in this Current Report on Form 8-K/A which is expected to be filed with the SEC on or about April 10, 2012.

Newport Beach, California

April 9, 2012